EXHIBIT:99.1

Ocean Bio-Chem, Inc. Reports Record Third Quarter Financial Results

Net Sales of $12.2 million, Net Income of $1.5 million and EPS of $0.17 per/share

FORT LAUDERDALE, Fl., November 14, 2016 --Ocean Bio-Chem, Inc. (NASDAQ: OBCI) announced today its third quarter 2016 financial results.

For the three months ended September 30, 2016, net income was approximately $1.5 million, compared to approximately $296,000 for the third quarter of 2015, an increase of $1.2 million. Earnings per share for the third quarter of 2016 were $0.17, compared to $0.03 for the same period in 2015 an increase of 408%. The third quarter 2016 net income and earnings per share amounts constitute quarterly records for the Company.

For the nine months ended September 30, 2016, net income was approximately $1.6 million, compared to $393,000 for the third quarter of 2015, an increase of $1.3 million. Earnings per share for the nine-month period in 2016 was $0.18 compared to $0.04 for the same period in 2015 an increase of 313%.

The Company also reported record net sales for both the three and nine months ended September 30, 2016. For the third quarter of 2016, net sales were $12.2 million, compared to approximately $10.8 million for the third quarter of 2015, an increase of $1.4 million or 13%. For the nine months ended September 30, 2016, net sales were $27.7 million, compared to $25.6 million for the same period in 2015, an increase of $2.1 million or 8%.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2016	2015	2016	2015
NET SALES	$12,207	$10,837	$27,682	$25,578
PRE-TAX INCOME	$2,203	$439	$2,379	$583
NET INCOME	$1,528	$296	$1,644	$393

EPS - BASIC & DILUTED	$0.17	$0.03	$0.18	$0.04
DIVIDENDS PER COMMON SHARE	-	-	$0.06	-

Peter Dornau, President and CEO commented: “We have just achieved the best quarterly financial results in the Company’s 43 year history. Our third quarter financial results reflect our strong sales growth during the quarter, as well as our solid profit margin percent and dollars. During the third quarter of 2016, our gross margin increased to 40% from 33% for the third quarter of 2015. The combination of increased sales volume along with our increase in gross margin resulted in record gross profit of $4.9 million, a $1.3-million dollar increase over the third quarter of 2015.”

Mr. Dornau continued: “The Company also benefited from lower operating costs, due principally to lower legal expenses as a result of the termination of the Company’s advertising litigation against a competitor. The combination of higher sales volume, higher gross margin and lower operating expenses resulted in record operating income of approximately $2.2 million for the quarter.

The sales and gross margin improvements were primarily attributable to increased sales of the Company’s more profitable Star brite® and Star Tron® branded products to both its retail customers and wholesale distributors of its products.

Mr. Dornau concluded “Our marketing and sales strategies are producing solid financial results. We are cautiously optimistic that we can continue to achieve favorable results in future quarters”.

Jeffrey Barocas, Chief Financial Officer of the Company, commented: “The financial condition of the Company continues to be very strong. At September 30, 2016, the Company had approximately $1.1 million in cash, $10.2 million in customer accounts receivable and $9.0 million in inventory. Despite our increased working capital requirements in the first nine months of the year, we did not need to incur any borrowings during the period under our revolving line of credit. Moreover, the Company’s scheduled payments under its term loan related to its manufacturing operations will be completed in July 2017, at which time all of the Company’s debt service obligations under the term loan will be satisfied. Therefore, the remaining balance on the term loan is classified as current on our balance sheet, and only capital leases are classified as long term debt at this time. Our current ratio is 4.4:1 at September 30, 2016.”

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About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. manufactures, markets and distributes a broad line of appearance and maintenance products for the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets under the Star brite®, Star Tron®, Odor Star®, Outdoor Collection and other brand names within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. The Company also manufactures, markets and distributes a line of disinfectant, sanitizing and deodorizing products under the Star brite® and Performacide® brand names.

The Company trades publicly under NASDAQ Capital Markets, Ticker Symbol: OBCI.

The Company's web sites are: www.oceanbiochem.com, www.starbrite.com; www.startron.com; www.nos-guard.com, www.performacide.com

Forward-looking Statements:

Certain statements contained in this Press Release, including without limitation, our ability to continue to achieve favorable results in future quarters and the completion of our scheduled payments under the term loan related to our manufacturing operations constitute forward-looking statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," or "could," including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; unanticipated litigation developments; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors addressed in Part I, Item 1A (“Risk Factors”) in our annual report on Form 10-K for the year ended December 31, 2015.

Contact:

Peter Dornau
CEO and President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280

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